EXHIBIT 99.2

Good Morning,

My name is (operator) and I will be your conference operator today. At this time I would like to welcome everyone to the MTM Technologies Second Quarter Fiscal 2008 Financial Results conference call. On the call today is Steve Stringer, President and Chief Operating Officer of MTM Technologies, and Jay Braukman, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. Thank you and Mr. Braukman you may begin your conference.

Jay Braukman, CFO

Thank you. Good morning everyone and thank you for joining us today. I am Jay Braukman, Chief Financial Officer of MTM Technologies.   By now you should have received a copy of the press release that we issued last evening after market close. If you still need a copy of the release, please contact us at 203-975-3700 or you can view the release on our Web site at www.mtm.com.

Before we get started today, I would like to let everyone know that we have decided not to take questions at the end of today’s call, but rather Steve and I will be available all day today to take your questions. If you would like to ask a question, you may either call us at 203-975-3700 or send an email to InvestorRelations@mtm.com.  Steve and I will then respond to each of your questions throughout the day.

I'd like to remind everyone that except for any historical information contained on the call, the matters that we discuss contain certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include but are not limited to the volatility and cyclicality of the industries we serve, the timing of orders received from or services rendered to our clients and our ability to benefit from the continued cost improvement initiatives. Other risks are described in our Forms 10-K, 10-Q and other reports that we file with the SEC.

In addition, we assume no obligation to update the information that we provide to you during this call. I'll now turn the call over to Steve Stringer, President and COO of MTM Technologies.

Steve Stringer, President and COO

Thank you Jay and I’d also like to thank those of you joining us on the call as we review our second quarter fiscal 2008 results.

I am pleased to report to you our second quarter fiscal 2008 earning results, specifically that we again met our guidance of positive and increasing EBITDA.  For the quarter, EBITDA was $1.1 million, up 84% from $603 thousand last quarter and up $7.5 million from a loss of $6.3 million in the same quarter last year.  This is a significant milestone for MTM and validates that the restructuring and reorganization we initiated in fiscal 2007 to improve long term profitability are paying off.  We are also pleased to have secured a $34 million line of credit with GE Commercial Distribution Finance, announced back on August 23rd.  Jay will provide more detail later on the benefits this new credit facility offers to MTM Technologies.

Now, let’s take a look at the financial highlights for our second quarter.

Second quarter fiscal 2008 total revenues were $62.3 million, down 7% compared to the prior quarter.  Product revenue of $44.4 million was down 10% over the prior quarter.  Our product sales declined in the second quarter, largely attributable to the Company’s focus on a more strategic set of product offerings which will generate higher margins and greater future growth opportunities.  Our Access and unified communications products remain a key focus for our product sales and for the first half of 2008, Cisco and Citrix sales growth increased 23% and 53%, respectively over the prior year’s period.

Services revenue of $17.9 million increased 1% over the prior quarter.  Service margin for the second quarter continued to exceed expectations at 40.6%, flat sequentially but up almost 5 points from 35.9% in the year ago quarter.  The strong improvement in our services gross margins compared to last year is due to our national approach and managed service offerings that enable us to concentrate on more profitable engagements and to use our existing resources in a more effective manner.  In addition, we were able to maintain our strong utilization rate and efficiency that we experienced last quarter.

I wanted to spend a little time on some of our current strategic initiatives designed to better position MTM with our customers and ultimately help grow top line revenues.  To this effect, we have put significant focus around growing and leveraging our established access and unified communication practices as well as integrating our managed service capabilities through our Aware 360 platform to provide end to end solutions for our customers. We believe these three focus areas are pillars to our future growth and our integrated approach will drive higher productivity, lower costs, enhanced control and increased flexibility for our customers.

With regards to our unified communications strategy, we have been increasing our focus on Cisco over the last year and as a result, we were recently named into Cisco’s nationally managed program, putting us in an elite group of approximately 30 resellers with dedicated Cisco account management, sales engineering and marketing resources.  We believe these additional resources from Cisco will enable us to improve our revenue through this channel.

With regards to our access and managed services strategy we are also pleased to tell you about our new managed service offering, Aware 360 Powered by Citrix®.  This was announced recently at Citrix iForum 07, the Application Delivery Expo attended by over 4,000 people. Our solution is the first end to end Citrix managed service and takes advantage of Citrix’s EdgeSite technology while leveraging our three national NOCs, our Citrix Help Desk and our national field engineering resources. This new integrated offering allows us to manage the entire lifecycle of the application delivery infrastructure for our customers letting them focus on running and growing their business. In support of this new managed services offering, we have set up 30 post iForum customer seminars in locations around the country and believe these are excellent forums to meet potential customers and tell our unique story.

Additionally we are integrating Citrix’s newest acquisition of Xensource into our go to market strategy and will be furthering our investment in this red hot virtualization market in the coming months. Given our leadership position with Citrix, we expect that we will be in the best position to deliver solutions based around Citrix XenServer for server virtualization and Citrix XenDesktop for desktop virtualization to our customers.

Because of the demand we see around access, unified communications and managed services, we believe the time is right to invest in hiring additional sales people.  We are doing this with the mindset of profitable revenue growth and do not want to miss out on the market opportunity we see in front of us.

In closing, I want to reiterate that our strategy for growth is built on focus and executing on our access and unified communications initiatives, partnered with market leaders to deliver fully managed solutions.

With that, let me turn it over to Jay to review the financials in detail.

Jay Braukman, CFO

Thank you Steve and good morning everyone.  I’d like to review the highlights of our income statement and balance sheet, followed by a high level outlook for Fiscal 2008.  Let’s start with the income statement:

Total revenue was $62.3 million for the quarter ended September 30, 2007, representing a decrease of 8% on a year-over-year basis and a decrease of 7% on a sequential basis.

Within total revenue, product revenue was $44.4 million, representing 71% of total revenue.  Product revenue was down 9.8% compared to the previous quarter and down 12.5% on a year-over-year basis. As Steve stated earlier, the decline in product revenue is largely attributable to the Company’s focus on a more strategic set of product offerings which will generate higher margins and greater future growth opportunities.   It is important to note that we experienced growth in our strategic product sets of access and unified communications.  For example, both our access products associated with Citrix and our unified communications associated with Cisco experienced substantial year over year growth.

Services revenue was $17.9 million, up 5.3% on a year-over-year basis and up about 1% from the previous quarter.  As Steve mentioned earlier, we maintained strong utilization and efficiency during the second quarter holding services margin at approximately 40.6%. This is up from 35.9% in the prior year’s quarter.

Gross profit was $14.1 million for the second quarter which resulted in an overall gross margin percent of 22.6%.  This represents a decrease of about $500 thousand sequentially but on a percentage basis gross margins increased 90 basis points compared to Q1.  Product gross margin for the second quarter was

15.3%, a 50 basis point increase from 14.8% in the prior quarter and a 110 basis point increase from the 14.2% in the second quarter of fiscal year 2007.  On the services side, gross margin was 40.6% in the second quarter, up from 35.9% in the prior year period and essentially flat with last quarter.  In fiscal year 2008, we continue to expect services margins to be approximately 40% due to the cost takeouts, productivity gains, and recent wins in our managed services segment.

Looking at operating expenses, our selling, general and administrative expense run rate, excluding depreciation, amortization, and stock based compensation, was $13 million, a decline of nearly $1 million sequentially and a decline of $3.8 million year over year.  The sequential and year over year decreases are a direct result of the restructuring actions undertaken last fiscal year.  We believe we have taken out most of the excess cost from SG&A and are comfortable with these levels in order to efficiently and effectively run the business.  However, we will continue to review ways to decrease our overall SG&A.

EBITDA for the second quarter was a positive $1.1 million, up about $500 thousand sequentially and a significant improvement over last year’s negative $6.3 million EBITDA result.

The quarter over quarter EBITDA increase was primarily due to reduced SG&A costs related to the fiscal year 2007 cost savings initiatives and restructuring.

The Company believes that its non-GAAP measure of EBITDA provides a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, other expense and stock based compensation expense. These non-GAAP results should be evaluated in light of our financial results prepared in accordance with GAAP.

EBITDA is not a recognized measure for financial statement presentation under

GAAP. Non-GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating operating performance.

The Company had a net loss available to common shareholders of $4.7 million, or $0.36 loss per share, of which $5.3 million was non-cash related to depreciation, amortization, stock-based compensation,  interest and preferred stock dividends for the quarter ended September 30, 2007.  This was flat compared to a loss of $4.7 million or $0.38 loss per share last quarter and an improvement over the loss of $11.6 million or $0.99 loss per share in the September quarter last year.

Turning to the balance sheet.  As previously announced on July 30th, we received $3.5 million of preferred equity financing from our existing investor, Pequot Ventures and on August 21 completed our credit facility refinancing.  Our cash at the end of the quarter was $2.6 million, a decrease of $700 thousand from the end of the prior quarter’s balance of $3.3 million.  The cash reduction was related primarily to payments we made on our trade accounts payable during the quarter. While our cash balance did decline, we believe the $34 million credit facility with GE strengthens the overall financial profile of the company.  In addition, we have taken significant steps to reduce our total operating costs and for fiscal 2008 we expect a reduction of approximately $10 million as compared to our fiscal 2007 operating expense levels.

Let me tell you a little more about the new $34 million credit facility with GE CDF we announced back on August 23rd and the benefits to MTM.  This credit facility provides us with the capital and flexibility that we need to build our business.  The new relationship with GE CDF provides us with benefits including additional purchasing flexibility with GE CDF’s key strategic vendors, distribution financing programs for our customers, and additional eligibility for our account receivables base including greater flexibility for our government, education and healthcare accounts. We believe that the new credit facility will enable MTM to continue to improve profitability and grow revenue.

In addition to the GE CDF credit facility, we were able to extend the maturity date of our $25 million secured debt facility with Columbia Partners for an additional one year.

Now turning to guidance for fiscal year 2008, the Company continues to expect revenues of approximately $265 million with service revenues representing 23% to 26% of total revenues.  The company also expects positive and increasing EBITDA in each quarter during fiscal 2008.

Finally, at the beginning of the this week, on November 12 specifically, we received a letter from NASDAQ letting us know that we were not in compliance with their listing requirements because our stock price has been trading below $1.00 per share for the last thirty days.  We have 180 days to regain compliance.  We will be examining our options during this 180 day period to determine how to regain compliance with NASDAQ’s listing rules as we continue to focus on increasing our sales and improving our profitability.

We believe Q2 was another step in the right direction.  We continue to see the benefits of the fiscal year 2007 restructuring activities and believe there is  significant leverage opportunity as the company’s efforts to drive revenue growth begin to pay off.

Now I would like to turn the call back over to Steve for some closing remarks.

Steve:  Thank you Jay.

In summary, during the second quarter of FY08, MTM continued to make progress toward profitability, increasing our EBITDA even as we saw a decline in product sales.  We believe the sales rebound and momentum that we saw in September should continue through Q3 and the rest of FY08 and with our new credit facility from GE we will have the working capital to pursue our objectives.

In closing, I would like to thank our associates, customers, and partners for their continued loyalty and support of MTM.  This quarter is another proof point that the changes we have made to our business positions MTM for a bright future.

Operator?

Operator Script:

That concludes our conference call for today.  Thank you for joining us.